Exhibit 99.12
CONSENT OF PROSPECTIVE DIRECTOR
In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the joint proxy statement-prospectus relating to the proposed merger of a wholly owned subsidiary of CenturyLink, Inc. with and into Qwest Communications International Inc., which forms a part of the Registration Statement on Form S-4 of CenturyLink, Inc., to which this consent is an exhibit, and in any amendments (including post-effective amendments) thereto, as a person who will become a director of CenturyLink, Inc. upon consummation of the merger.

Date: June 2, 2010

/s/ Edward A. Mueller